Exhibit 14.1
Essential Connections GTSI’s Code of Business Ethics & Conduct

C GTSI Corp. • Code of Business Ethics & Conduct Our People. Our Services. Our Solutions.

Basic Values Statement from the CEO Dear Colleagues: This message is to all of our Directors, Employees, Contractors, Subcontractors, Vendors, Partners, and Affiliates (together the “GTSI Team”). As GTSI has grown and evolved to be the leading Information Technology Aggregator to our Government customers, one thing has not changed: The high standards we place on corporate ethics, procurement integrity, and business accountability. We have built strong working relationships with employees, our customers, vendors, shareholders, and the community at large in a spirit built on integrity and trust. Integrity and trust are core GTSI values that each and every one of us is responsible for maintaining. We have worked hard at the highest levels to create a culture of high ethical standards, showing commitment to compliance, maintaining a work environment that encourages employees to raise issues, and promptly addressing employee compliance concerns. In short, we conduct our business in a manner that is beyond reproach — we take pride in being fair and honest in everything we do. The federal government has made it clear that government contractors such as GTSI must exercise diligence in preventing wrongful conduct and promoting an organizational culture that encourages ethical conduct and compliance with the law. As such, business organizations such as ours must actively promote ethics and compliance as part of our on-going business operations. This requires a serious commitment by all our employees. The following material sets forth fundamental principles governing ethical conduct and addresses specific compliance issues. I wish to emphasize the following points which are discussed below: · Managers and supervisors at all levels must lead by example. They must act ethically and set a good example for their subordinates; · Managers and supervisors at all levels shall be knowledgeable about the content and operation of the company’s compliance and ethics program and shall exercise reasonable oversight with respect to the implementation and effectiveness of the program; · Managers and supervisors at all levels should evaluate the business operations of their units and implement, subject to review, internal controls aimed at detecting and preventing procurement fraud and other violations of the law; · Managers and supervisors at all levels should periodically review their business operations and internal controls and implement, subject to review, changes to the internal controls; · Managers and supervisors at all levels should take reasonable steps to communicate periodically and in a practical manner the company’s standards and procedures and other aspects of the compliance and ethics program to their subordinates; and · Managers and supervisors at all levels, starting at the top with the Chief Executive Officer, are responsible for personally conducting the ethics training of their subordinates. GTSI’s employees assigned day-to-day responsibility for GTSI’s ethics and compliance program assist in ensuring that we give the Board of Directors information on the implementation and effectiveness of our compliance and ethics program. This is the best way we know to continue growing our business, expanding opportunities to our employees, and offering to our customers the broad range of IT solutions to help meet their needs while increasing value for our shareholders. Your participation in our ethic and compliance program is essential and required. We look forward to your involvement in shaping our program and in making our ethics and compliance program work for all of us. Thank you for your support and commitment. James Leto Chief Executive Officerii GTSI Corp. • Code of Business Ethics & Conduct

GTSI Corp. • Code of Business Ethics & Conduct 1
Table of Contents I. Fundamental Principles— Our Basic Beliefs 6 Sources of Additional Information and Guidance 6 Key Contacts Protecting GTSI II. Protecting GTSI 8 Confidential and Proprietary Information 9 Intellectual Property 9 Use of Information Technology III. Procurement Integrity 11 Illegal Acquistion of Proposal and Source Selection Information 11 Cost and Pricing Data 12 Hiring of Government Employees and Military Personnel 12 Gifts to Govenment Officials 13 Gratuities to GTSI’s Employees 13 Use of Federally Appropriated Funds for Lobbying 13 Expense Reporting 14 Overpayments 14 Kickbacks 14 Beware of Conflicts of Interest 15 Personal Conflicts of Interest 15 Organizational Conflicts of Interest 15 Antitrust: Price Fixing and Bid Rigging 16 Export Matters and International Business Relationships 16 Reporting Unlawful or Unethical Activity IV. Business Ethics 18 Dual Employment 18 Time and Labor Reporting 19 Record Retention 19 Cooperation with Internal Investigations 19 Equal Employment Opportunity 20 Flow Down to Vendors and Subcontractors 20 Political Activities 20 Insider Trading 22 Acknowledgement of Receipt

“Ethics is knowing the difference between what you have a right to do, and what is the right thing to do.” —Potter Stewart Fundamental Principles—Our Basic Beliefs Do the right thing. Doing the right thing is not limited to doing what is strictly permitted by the law. “Ethics is knowing the difference between what you have a right to do, and what is the right thing to do.” (Potter Stewart) At GTSI we believe in honesty, integrity, and fairness in how we treat one another, our partners, our customers, and the public. This policy describes how we strive as a company to uphold the highest ethical standards. Turn square corners. “Individuals must turn square corners when they deal with the government.” (Oliver Wendell Holmes, Jr.) That is good advice for all business dealings, but especially for government contracting. Do not cut corners. It will get you into trouble. Ethics is part of our company’s operations. For this company, ethics is not a once-a-year event. It is not checking a box every 12 months on a questionnaire. It is an on-going, integral part of the company’s operations. Without ethics, we are not a complete company. We expect that all members of the GTSI team will be honest in all actions and statements, whether written or verbal. We will act with integrity and fairness and conduct ourselves ethically at all times.GTSI Corp. • Code of Business Ethics & Conduct 3

Avoid the appearance of impropriety. An act may be technically legal, but it may nevertheless create the appearance of impropriety for our company. Think about appearances. Remember, although a course of conduct may be unfair or inequitable, the appearance of impropriety can damage reputation almost as much as an overtly illegal act. Judge yourself the same way that you judge others. We have a tendency to judge others by their actions, but to judge ourselves by our intentions. Good intentions rarely justify legal and ethical violations. Judge yourself by your actions, not by your intentions. If the conduct is illegal, then don’t do it, notwithstanding your supposedly good intention to advance a worthwhile goal. Promote a culture of ethics. All employees shall exercise due diligence to prevent wrong-doing and to promote an organizational culture that encourages ethical conduct and compliance with the law. Lead by example. · Managers and supervisors at all levels must act ethically and set a good example for their subordinates. · Managers and supervisors at all levels shall be knowledgeable about the content and operation of the company’s compliance and ethics program and shall exercise reasonable oversight with respect to the implementation and effectiveness of the program. · Managers and supervisors at all levels shall take reasonable steps to periodically communicate in a practical manner the company’s standards and procedures, and other aspects of the compliance and ethics program to their subordinates. · Managers and supervisors at all levels, starting at the top with the Chief Executive Officer, are responsible for personally conducting the ethics training of their subordinates. Do not go along with ethics violations. The late Congressman Sam Rayburn had a favorite saying: “To get along, you gotta go along.” That is dangerous advice for contractors doing business with the federal government. Do not go along with ethics violations. Report them to higher management. Sam Rayburn had another and better saying: “Never wrestle with a hog, because he likes it, but you only get dirty.” If you go along with an ethics violation, the people instigating the violation will like it just fine, but you will get dirty. So it is imperative that ethics violations get timely reported, in order to protect our organization and its employees from incurring disciplinary sanctions from the government, including debarment. Watch out for the warning signs. We all know the warning signs, but they are worth repeating. When you think or hear the following, you know that you are skating on thin ice: “No one will ever find out.” “We can cover it up.” “We’ll do it just this one time.” “Everyone does it.” “It doesn’t really hurt anyone.” “This is nothing; the government wastes so much money, anyway.” “We must win this contract at all cost.” “We never had this discussion.” “Destroy the document.“4 GTSI Corp. • Code of Business Ethics & Conduct

Think before you act. Always ask the following questions: Is it legal? Is it fair and honest? Is it worth getting sued over? Will it stand up over time? How will it look to other people, especially to people on the other side of the deal? Would I want to tell my spouse and children? Would I want to see it in the news media? Do not push the envelope. Laws and regulations often have ambiguities and gray areas. Do not push the envelope by using overly creative interpretations of laws and regulations. In short, do not skate too close to the edge. Too often people find the edge by going over it. Never test the limit of a law or regulation without first getting legal and/or accounting advice. Get advice. If you have any doubt about the legality of a course of action, then get legal and accounting advice. Laws and regulations governing the conduct of business, especially contracting with the government, can be complicated. Your initial reaction that a course of action is legal may be wrong. Play it safe. Ask the advice of a lawyer and/or an accountant. Report suspected ethics violations. If you have reasonable grounds to believe that an ethics violation has occurred, or will occur, then report the GTSI Corp. • Code of Business Ethics & Conduct 5 matter to your supervisor (or report them anonymously to our Compliance Hotline). Supervisors at all levels should report suspected ethics violations up the chain of command. The company will investigate all allegations of suspected ethics violations. As noted above, this is a requirement that can now lead to serious consequences if not followed. Never retaliate against a subordinate for raising an ethics issue. The company takes ethics seriously and will not condone or tolerate retaliation against an employee who makes a good faith report of a suspected violation of ethics. Retaliation makes a potentially bad situation worse. Evaluate employees’ adherence to ethical conduct. Compliance with the company’s Code of Business Ethics and Conduct is an important factor in personnel decisions. When making personnel decisions such as promotions, bonuses, or termination, all supervisors should evaluate their subordinates’ compliance with the Code of Business Ethics and Conduct. To the extent possible, hiring officials should investigate an applicant’s prior record for ethical conduct. Keep accurate time and expense records. Always keep accurate and contemporaneous records of time spent working on contracts and projects. Never inflate time entries. Always allocate time to the correct project or contract on which the work was done. Never shift time worked on a given project or contract to another project or contract. Do not provide false information. Effective sales, marketing, and other activities require the presentation of GTSI’s people, solutions, and services in the best possible light. However, we should never cross the line and make false claims or provide false information to vendors, customers, or other parties to secure business or other advantages for GTSI. Doing so places the company at risk and is a violation of our Code of Ethics. Act with financial integrity. We accurately and honestly record and report GTSI’s financial information. We comply with all statutory and regulatory requirements regarding record reporting. We require that all financial transactions are properly executed in accordance with appropriate management authorization, and are recorded to reflect accurately GTSI’s financial status. Comply with laws and regulations. We obey all applicable laws and regulations when conducting GTSI’s business. We obey the laws and regulations that govern our business. We know we are responsible for understanding these laws and regulations as they apply to our jobs and for taking reasonable and appropriate action in preventing, detecting, and reporting violations. When we do not fully understand a particular law or regulation, we seek the expertise and guidance of others within the organization that do. Because we operate in a highly regulated area, we take special care to respond in a timely manner to any regulatory inquiry. In every case, we are honest and truthful in our statements to government representatives. We work closely with GTSI’s Legal Department in responding to any regulatory inquiry and providing the appropriate response to any government request for information. Enforce our Code of Ethics fairly and consistently. We believe that violations of GTSI’s Code of Business Ethics and Conduct, and related policies, are unacceptable, as is knowingly failing to report a violation. The consequences for such violations include disciplinary action up to and including termination of employment. Our culture of compliance must be consistently upheld. 6 GTSI Corp. • Code of Business Ethics & Conduct

The following pages describe our Code of Business Ethics and Conduct. Additional information about this Code, our policies, and related topics is available on our corporate Intranet. Sources of additional information and guidance All of GTSI’s detailed company policies are applicable to this Code of Business Ethics and Conduct, and we are expected to comply with these as well. We can refer to these Policies on the GTSI Corporate Intranet for more information. If we need further guidance with this Code of Business Ethics and Conduct, we are encouraged to contact the GTSI Legal Department. For additional guidance regarding a business practice or compliance issue, we can talk to our immediate supervisor, manager, another member of management, our Human Resources Vice President, or someone in the GTSI Legal Department. We can also look at the following sites on our corporate intranet: GTSI Corporate Policies GTSI Compliance Page Contracts and Legal Department GTSI Sales Sharepoint Portal Key contacts For issues related to specific contracts or contract-related requests, we can contact: Contractrequest@gtsi.com For issues relating to business ethics, government contracting, corporate governance, or record retention, we can contact: General Counsel Legal@gtsi.com (703) 502-2645 For issues regarding accounting practices or SOX compliance, we can contact: Corporate Controller Financecompliance@gtsi.com (703) 463-5170 For issues regarding employee relations or discrimination, we can contact: Vice President, Human Resources HRcompliance@gtsi.com (703) 502-2086GTSI Corp. • Code of Business Ethics & Conduct 7

In the event that we do not feel comfortable discussing a matter with one of the contacts, we can submit reports anonymously to the GTSI Compliance Line at 703-502-2481 or to compliance@gtsi.com (see section on Reporting Unlawful or Unethical Activities) 8 GTSI Corp. • Code of Business Ethics & Conduct

“Individuals must turn square corners when they deal with the government.” —Oliver Wendell Holmes, Jr. Protecting GTSI Confidential and proprietary information We commit to protect GTSI’s confidential and proprietary non-public information and use it only as necessary to conduct GTSI’s business. We also strive to protect the confidential nature of our partners’ non-public information. We will not use this information for our personal advantage or for non-GTSI business use, and will maintain this confidentiality even after GTSI no longer employs us. What is confidential information? Confidential information is essentially any information about GTSI that other people or organizations could find useful in competing with, transacting better business terms in dealings with, or compromising the standing of GTSI. We may also have confidential information about a GTSI partner that the partner has disclosed to us. Confidential information can take many forms, including: · Information about specific sale or bid opportunities that GTSI is pursuing, including proposed product, pricing, and margin; · Parts, inventory, or price lists, pricing policies, and vendor prices to GTSI · Any margin information; · Sales information, plans, strategies; · Customer names, purchasing histories, and other information relating to customers; · Marketing techniques, materials, plans, and strategies; · Any and all GTSI financial information; and · Any and all employee information protected by the Freedom of Information and Privacy Acts and other laws. How should we handle GTSI confidential information? 1. Protect it. We don’t leave confidential information lying around on our desk, or leave copies of it behind after a meeting. We don’t throw out confidential information without thoroughly tearing it up or shredding it first (or if the confidential information is in electronic form, by deleting it). Document shredders are located in various places throughout GTSI’s buildings. 2. On paper, we mark GTSI’s confidential information as “Company Confidential” in a large, clear format on each page. If we notice that GTSI Corp. • Code of Business Ethics & Conduct 9 confidential information has not been appropriately marked as such, we let the person responsible know about the oversight. 3. We limit the distribution of confidential information within GTSI to only those people who have a need to know because of their official duties. Our status as a GTSI employee does not entitle us to access all confidential GTSI information — only that which is relevant to our individual responsibilities. 4. We only share confidential information with non-GTSI employees as provided by an existing non-disclosure agreement (NDA) AND when a current and real need to know exists. We can send a request for an NDA to contractrequest@gtsi.com, or consult Legal for further guidance. 5. We avoid downloading, copying, and/or transferring information from GTSI systems except as absolutely necessary for GTSI business purposes. When we have legitimate business purposes to extract data from our information systems, remember that the information is confidential. We must not disclose it to another GTSI employee unless he/she has a legitimate business need to know. We must not disclose any of the information in those systems to any GTSI partner or customer except as provided by a confidentiality and non-disclosure agreement, and when a legitimate need to know exists. Do we need to get vendor partners to sign an NDA with GTSI? Yes. We must obtain the vendor’s signature on an NDA before we can share any confidential business information with employees of that vendor. Before disclosing anything to the vendor, check with Contracts (contractrequest@gtsi.com) to verify that a non-disclosure agreement is already in place, or put a new NDA in place. What if we have confidential information about our customers or vendor partners? We must protect that information as well. We disclose it to other GTSI employees only when they have a need to know in connection with their official duties, consistent with the terms of any confidentiality and non-disclosure agreement in place with the customer or vendor in question. We never share such information with non-GTSI employees without specific authorization. Just as we recognize the importance of protecting GTSI’s confidential information, we also recognize that misusing the confidential information of our competitors is unethical. While we believe that collecting publicly available information on our competitors is good business, we want to gather that information only in an ethical and professional manner. We do not solicit nonpublic information on our competitors, nor do we utilize confidential information we received by mistake. In the event that we find ourselves accidentally in possession of such information, we should contact legal immediately. Intellectual property We comply with the laws and regulations that govern the rights to and protection of our own and others’ copyrights, trademarks, patents, trade secrets, and other forms of intellectual property. We can access background information on this topic on the Legal Sharepoint website. Use of information technology We provide certain information technology and access to this information technology for the use of our team for legitimate GTSI business-related purposes. We must use good judgment, common sense, and ethical, lawful, and professional behavior while using company-provided information technology and its contents. 10 GTSI Corp. • Code of Business Ethics & Conduct

To us, the phrase “procurement integrity” boils down to common sense rules of fair play in contracting.GTSI Corp. • Code of Business Ethics & Conduct 11

Procurement Integrity We appreciate that our government customers are charged with a public trust: to give all bidders an equal chance at winning federal business by awarding to the vendor offering the best value in meeting the government’s needs. We recognize that the government’s ethical standards of conduct differentiate it from the commercial marketplace, and we are committed to doing our part to uphold the public trust. To us, the phrase “procurement integrity” boils down to common sense rules of fair play in contracting. As an ethical standard of conduct, procurement integrity applies equally to us as contractors and to our customers as federal employees, and governs many of the ways in which we interact with our government customers. Illegal acquisition of proposal and source selection information It is illegal and unethical for us to acquire a competitor’s nonpublic bid and proposal information or the government’s source selection information, prior to the award of a contract. Obtaining such information may also constitute other crimes, such as theft of government property, theft of trade secrets, or computer crime. In those situations where we have employees who are embedded in government offices, there is a greater risk that we might come into contact with bid and proposal and source selection information. We should always exercise increased caution in hiring a competitor’s former employee or a former government employee, as this creates an enhanced risk that such information will be illegally used in the procurement process. We should refrain from the unauthorized acquisition and use of such information, and should be vigilant to prevent violations. Cost and pricing data The government often requires us to support our price proposals with cost and pricing data, such as vendor quotations, data relevant to estimates and projections, etc. The Federal Acquisition Regulations define cost or pricing data as all facts that prudent buyers or sellers would expect to significantly affect price negotiations. Per the FAR, we are required to explain the judgmental factors that we use to make estimates and projections, and are required to disclose the nature and amount of contingencies included in our proposed prices.12 GTSI Corp. • Code of Business Ethics & Conduct

If cost or pricing data is not current, accurate and complete at the time of submission to the government, then it is defective, and we are potentially liable for damages in accordance with the defective data’s impact on price. If we knowingly provide defective cost or pricing data, then we violate the False Claims Act and are subject to treble damages and penalties. Thus, it is essential that we are careful, forthright and accurate in compiling and submitting cost and pricing data. Hiring of government employees and military personnel We adhere to all Federal Statutes concerning the employment, or discussion of possible employment, of active or retired government or military personnel, including 18 U.S.C., Sections 207 & 208, and 41 U.S.C. Section 423. The “revolving door” policy is designed to ensure procurement integrity by preventing former government employees or military personnel who have “inside knowledge” from using their knowledge to influence the government to purchase goods or services from private sector employers (as employees, consultants, or contractors). The policy also places restrictions on employment discussions with current Government employees. When analyzing a candidate under this policy, we should always compare the individual’s previous duties with the roles and responsibilities of the anticipated job description. We need to carefully consider employment of any persons who would fill the same or a similar role for GTSI that they maintained while working for the federal government or military, including any work for the specific government agency where they were active. Working with our Recruiting Department, our supervisors and managers must ensure that hiring decisions and duty assignments involving former Government employees do not conflict with these revolving door policies. It is also important that we be aware of the restrictions on employment discussions imposed on former government employees before contacting them to discuss employment opportunities at GTSI. Our Recruiting Department is familiar with processes and procedures to ensure that we comply with applicable laws and regulations, so we should always consult them early. GTSI employees who are former government employees, including employees of contractors who are under direct GTSI supervision, have a personal obligation to stay informed of Federal laws and regulations that affect their duties and employment relationships. Former Government employees should direct questions about their status to their former agency’s ethics official. We should always contact the Recruiting Department before initiating employment discussions, or when in doubt about duty assignments. Gifts to government officials Federal and state procurement regulations set forth standards relating to the exchange of gifts between contractors and government employees. It is unethical for us, as GTSI employees, to offer a gift or cash to a government employee or official in order to gain their business or influence their decision on a business matter. This rule applies even if we do not seek reimbursement from GTSI for the cost of the gift. At the same time, government employees are forbidden from soliciting gifts from, or accepting gifts offered by, prohibited sources. “Prohibited sources” refers to any person or company that seeks official action by the government employee’s agency, does business with the employee’s agency, or conducts activities regulated by the employee’s agency. In short, GTSI and its employees are a prohibited source.GTSI Corp. • Code of Business Ethics & Conduct 13

It is never acceptable for us, as GTSI employees, to offer cash to an employee of a government agency. A gift is defined as any item, gratuity, favor, discount, entertainment, hospitality, loan, forbearance, or service having monetary value. Some examples of gifts include: · meals · reimbursement of travel/transportation expenses · tickets to social/sporting events · greens fees and related entertainment costs. Of course, there are exceptions to every rule. The following are not classified as gifts for this purpose: · non-alcoholic refreshments served at a business meeting or sponsored event · items with little intrinsic value, such as greeting cards, plaques, certificates, and trophies · prizes won in contests open to the general public · anything for which the federal employee pays market value (retail or face value) · widely attended gatherings, as defined in applicable rules and regulations. As a general rule, items having a fair market value of less than $20 (e.g., promotional materials such as mugs, pens, key chains and the like), may fall under the exception. The value of gifts of this type may not exceed $20 on one occasion, and may not total more than $50 from one source (all officers and employees of GTSI are considered the same source) per calendar year. It is also not permissible for multiple sources to split the cost of an item, if the aggregate value of the item exceeds these limits. Furthermore, we will not accept gifts or other favors from our government customers without first obtaining the prior approval of a GTSI officer. As GTSI employees, we are trusted to use our best judgment in determining the appropriateness of gifts. We are encouraged to review our detailed policies on this subject and refer any specific questions about gift giving or acceptance to the Legal Department. Gratuities to GTSI’s employees It is our duty to ensure that GTSI’s vendors adhere to the highest standards of ethical behavior and regulatory compliance, and in the best interest of GTSI. Our vendors should always provide high quality services and products while maintaining cost effectiveness. As GTSI employees, we do not engage in any unethical or illegal conduct with our vendors, such as soliciting or accepting kickbacks or gratuities in return for business. We do not accept personal gifts or incentives from vendors or partners to obtain or retain our business, only promotional items of minor value (typically $50 or less, to the extent allowed by law) or unsolicited meals or refreshments on an infrequent basis (provided they are intended to foster goodwill and successful business relation and are not extravagant), unless permitted by a GTSI officer. We will politely decline to accept or will return any vendor- provided item that creates, or could create, a conflict of interest (or even the appearance of a conflict). We do not participate in vendor sales promotions, contests, or other incentive programs, unless expressly authorized by GTSI. Use of federally appropriated funds for lobbying We do not use federally appropriated funds for lobbying in connection with our efforts, or those of our suppliers, to secure federal contracts. Expense reporting When incurring expenses in the course of our duties as a GTSI employee, we are expected to act responsibly and in the best interests of GTSI. We must use good business judgment to ensure that GTSI receives good value for every expenditure. We must comply at all times with the 14 GTSI Corp. · Code of Business Ethics & Conduct provisions of GTSI’s expense reporting policy, which is located on the Finance Department Intranet site. We never seek reimbursement of expenses that are not incurred in, and related to, our duties as GTSI employees. This means that we do not submit expense reports seeking reimbursement for personal spending. Our expense reports must be completed accurately and in a timely manner, showing the true purpose and correct amount of each expense item and, if applicable, the persons in attendance. Our supervisors are responsible for reviewing all expense reports submitted by a subordinate, and verifying that such reports and the required receipts comply with our guidelines. Our supervisors must be diligent in ensuring that their subordinates have not submitted expense reports seeking reimbursement for gifts to government officials. We do not approve expense reports with the understanding that the funds will be, or have been, used for a purpose other than what is described in the report. Our supervisors should not engage in practices intended to circumvent GTSI’s management authorization process, such as requesting a subordinate to incur and submit expenses for the supervisor so that the supervisor can approve the report. We take these responsibilities seriously, and our management may conduct audits of expense reports, request additional information in connection with those reports, or reject submitted expenses. If we become aware of a violation of this policy, we have an ethical obligation to report it to our management. Overpayments Situations may arise where we receive payments from our government customers that are in excess of what we are owed for the equipment or services provided to the customer. These situations generally arise as the result of an error. When we determine that a payment received from our customer constitutes an overpayment, we have a legal and ethical duty to report that overpayment to the appropriate parties in the Finance Department (generally at the Vice President level). We never fail to report an overpayment based on the fact that the government customer owes GTSI payments on another account. Kickbacks As GTSI employees, we must always act ethically in dealing with our vendors and subcontractors. Failing to do so can have serious legal ramification for GTSI and its employees. Among other things, the law prohibits subcontractors from offering GTSI’s employees anything of value to obtain a subcontract or favorable treatment under a government subcontract. The law prohibits all of us, as GTSI employees, from soliciting, accepting, or attempting to accept a kickback. A “kickback” refers to anything of value (including money, fees, commissions, credits, gifts, gratuities, or compensation of any kind) that is provided directly or indirectly for the purpose of improperly obtaining or rewarding favorable treatment. We never ask for or accept anything of value in exchange for favorable treatment on a business matter, either for ourselves or for GTSI. If we know of or suspect any violations of this law, we must report them at once. Beware of conflicts of interest Conflicts of interest can arise in various circumstances. Where we have employees embedded within a government agency, we can be especially vulnerable to conflicts of interest. Where we assist the government in preparing requests for proposals or advise the government on evaluating offers, there is an enhanced risk of conflicts GTSI Corp. • Code of Business Ethics & Conduct 15 of interest. Always be alert for possible conflicts of interest. When in doubt, ask for legal advice. Conflicts of interest can also arise where we personally invest money in third parties such as a customer, supplier, partner or competitor, or where we engage in outside employment or serve on the board of another company or organization. If the investment or relationship is substantial enough so as to affect our judgment in matters concerning the third-party, then we should not make the investment or enter into the relationship. When in doubt, get legal advice. Personal conflicts of interest We represent GTSI’s interests in our business dealings. We avoid doing anything that might cause a customer or partner representative to put his or her personal interests ahead of those of the organization for whom they work. We follow this Code of Business Ethics and Conduct and our other Company policies, and we do not provide money, loans, gifts, or other favors that might appear to influence the business decisions or compromise the judgment of another party. We do not place ourselves in a conflict of interest with GTSI. We do not use our position at GTSI to aid any business in which we or a member of our family has a material financial interest. We do not receive any gifts or payments in return for doing business with someone. We do not compete with GTSI or usurp its business opportunities. If a team member, either directly or through a member of his or her immediate family, has a material financial interest in a party to a transaction with GTSI, we require it to be disclosed to GTSI, for the team member’s protection and for that of the Company. When we are uncertain whether a financial interest is material or when we have any questions about what is permitted, we consult with the GTSI Legal Department. Organizational conflicts of interest Organizational conflict of interest means that, because of other activities or relationships with other parties, we are unable or potentially unable to render impartial assistance or advice to the government, or our objectivity in performing subcontract work is or might be otherwise impaired, or we have an unfair competitive advantage. As GTSI employees, we might find ourselves involved in an organizational conflict arising from any of the following: · We have access to non-public information as part of performing a government contract, and that information might give us an unfair competitive advantage in a later competition for a government contract. · In performing a contract, we have set the ground rules for another contract by writing the statement of work or other specifications. · Our work under one contract could entail evaluating ourselves: · By assessing our own performance on another contract · By evaluating our own proposal We should be vigilant in avoiding these situations, and promptly address them where they arise. Where we suspect that a conflict might arise, we should consult the Legal Department as soon as possible. Antitrust: price fixing and bid rigging The antitrust laws of the United States and other countries prohibit agreements or actions that might eliminate or discourage competition, bring about a monopoly, abuse a dominant market position, artificially maintain prices or otherwise illegally hamper or distort commerce. As such, we do not engage in any business activity that violates antitrust laws that apply to GTSI’s business. We do not enter into understandings, agreements, plans or schemes with any competitor in regard to prices, terms or conditions of sale or service, distribution, territories, or customers. 16 GTSI Corp. • Code of Business Ethics & Conduct

Export matters & international business relationships GTSI may occasionally operate in different countries throughout the world. When these situations arise, we must be vigilant in complying with the anti-corruption laws of the countries in which we do business, including the United States Foreign Corrupt Practices Act. We must not make any direct or indirect payments, or promises of payments, to foreign government officials for the purpose of inducing the individual to misuse his/her position to obtain or retain business. As a United States company, we must comply with the export administration and international economic sanctions laws of the United States. As GTSI employees, we must ensure that GTSI conducts all of its business and exports its services, products, and technology in compliance with applicable laws, without exception. Where conflicts arise, we always give precedence to the laws of the United States over the laws of other countries. For instance, we do not participate in international boycotts that are not sanctioned by the U.S. government or applicable laws. The requirements of these laws are complex and sometimes difficult to understand. We should address any questions concerning the requirements of this policy, or the applicable laws, to the Legal Department. Reporting unlawful or unethical activity At GTSI, we take our responsibility to comply with the law seriously, and encourage our employees to report any suspected compliance violations. We do not retaliate against any employee, partner, vendor, or subcontractor for good faith reporting of such issues. We have established several different methods for GTSI Team members to report compliance issues: · We can call GTSI’s Compliance Line at 703-502-2841 (see the GTSI Compliance Line Policy on the Intranet for more information). GTSI’s Compliance Line is a dedicated phone line that is available 24 hours a day, 7 days a week, 365 days a year. We can call the GTSI Compliance Line anonymously. · We can send an e-mail to GTSI Legal at compliance@GTSI.com. A GTSI Legal representative will read these e-mails and, where appropriate, respond to you. · We can send a letter identifying the potential non-compliance to GTSI Legal at GTSI Corp., Legal Department, 2553 Dulles View Drive, Suite 100, Herndon, VA 20171, or send a fax to 703-222-5217. We can submit such letters and faxes to GTSI Legal anonymously. If you have a concern regarding a questionable accounting or auditing matter and wish to submit the concern confidentially or anonymously to the Board’s Audit Committee, you may do so by using any of the methods indicated above and note that you wish the matter to be sent to the GTSI Audit Committee. When we receive a report of a non-compliance situation, the following information is very important to our follow-up efforts: 1. Who—Who was involved? Who else witnessed the activity? 2. What—What exactly was witnessed? What details can be provided? 3. When—When did this activity take place? 4. Where—Where did this activity take place? 5. How—How can we contact you, the reporting party? (optional) We handle all inquiries discreetly and make every effort to maintain, within the limits allowed by the law, the confidentiality of anyone requesting guidance or GTSI Corp. • Code of Business Ethics & Conduct 17

reporting questionable behavior or a possible violation. We do not tolerate any retribution against any employee who, in good faith, reports a potential non-compliance. However, we also do not tolerate an employee submitting a non-compliance report that the employee knows to be false for the purpose of harming another party. To the extent that a suspected non-compliance involves a matter of national security significance or security infractions concerning covered contracts, programs, or projects, the Department of Defense maintains a hotline that may be used by government employees or contracting personnel: Defense Hotline The Pentagon Washington, DC 20301-1900 (800) 424-9098 (703) 693-5080 Alternatively, we can report the information to GTSI’s Contract Security Office. The Facilities Security Officer will follow established procedures for communicating the information to higher authorities.

Who we choose to do business with speaks as much to our compliance efforts as how we conduct ourselves as a company. Business Ethics Dual employment A conflict of interest could occur if our responsibilities and obligations to GTSI are the same as our responsibilities and obligations to another employer. This is most likely to occur if we work with an organization related to GTSI’s industry and market. Before taking a job with an outside organization, or when beginning work at GTSI while maintaining a second job, we need to consider whether there is a possible conflict of interest or whether our work performance at GTSI is likely to be negatively impacted. We should always err on the side of caution, and consult with our manager to determine whether a potential conflict of interest exists. It is much better to identify the possibility up front than to risk it creating problems down the road. There is a presumed conflict of interest when we work with any party that does business with GTSI or competes against GTSI in the market. Time and labor reporting As an employer and a government contractor, we are subject to numerous laws and regulations that govern the way we conduct business. The laws that regulate our wages and hours as GTSI employees are designed to insure we are paid, as specified, within these regulations. Aside from our own compensation, our time and labor hour records are the basis on which we bill our customers for our services. As such, it is each of our responsibility to report our time worked, meal periods, and leaves honestly, accurately, and completely for each pay period, and our supervisors are responsible for verifying time reports submitted by their reports.GTSI Corp. • Code of Business Ethics & Conduct 19

Record retention By law, we are required to retain specific types of business records for various periods of time as part of our day to day business, or in connection with regulatory activities, government investigations, and court proceedings. In performing our work, we need to take responsibility for ensuring that all business records are maintained by the company for the statutory minimums required by law. Detailed retention requirements for specific types of documents are set forth in a GTSI Record Retention Policy, which can be found on our Intranet. An equally important aspect of retention of records is the timely destruction of obsolete records. Destroying records that are no longer required to be retained, or possess any value to the company, conserves resources and allows for more efficient searches of archives. By appropriately disposing of obsolete records in accordance with established timelines, we can increase efficiency and reduce risk to GTSI. From time to time, however, the Legal Department may institute a company-wide “Freeze” on document disposal. When we are faced with a government request for information or pending litigation, the destruction of relevant documents can become a criminal act. Company-wide email alerts will be sent, should the need arise, to make us aware of such a situation. As GTSI employees, we must comply with a “Freeze” order without exception. Cooperation with internal investigations There may be instances where we, as GTSI employees, are asked to provide information as part of an investigation involving some aspect of our work. Such investigations could result from a request for information by an external party, such as a contract audit by a customer, or result from an internal determination that a matter requires investigation. GTSI investigates a variety of matters from time to time, not due to any personal vendetta, but to protect the integrity of the Company, its employees, its customers, and its shareholders. It is our duty as GTSI employees to disclose information we have about the subject matter under investigation. By assisting with the investigation, we are doing the right thing, for the right reasons. In the event that we directly are contacted by an external party to provide information as part of an investigation, we should always consult with our department head, or the Legal Department, prior to responding to such a request. We should keep in mind that the Legal Department represents GTSI and will always act in the best interest of the Company. We should also remember that their primary duty is to report violations, where appropriate, and comply with the law. Equal employment opportunity We welcome a diverse work environment by supporting the cultural and ethnic diversity of our GTSI team. As described in our Equal Opportunity Employment policy, we are committed to providing equal employment opportunity to all qualified employees and applicants, and actively engage in an Affirmative Action Plan designed to produce equality in the workplace for all people. We are dedicated to the principle of equal employment without regard to an applicant’s or employee’s race, color, and religious creed, sex (including pregnancy), age, marital status, sexual orientation, national origin, or any other classification protected by applicable discrimination laws. Furthermore, we do not discriminate against any applicant or fellow employee on the basis of a disability or status as a disabled veteran or veteran of the Vietnam era. We support this policy in all employment decisions including but not limited to recruiting, hiring, transfer, promotion, upgrading, training, compensation, termination, layoff, recall (returns from layoff,) company-sponsored training, education, tuition assistance, social and 20 GTSI Corp. • Code of Business Ethics & Conduct recreational programs, and employee benefits in compliance with government regulations and as a matter of Corporate preference. Flow down to vendors and subcontractors We expect and require all of our vendors to comply with our Code of Conduct, and acknowledge their commitment to strive to meet the same high standards we have set for ourselves as a company. To promote vision for compliance, we ask our vendors to pledge to us that they are equally committed to conducting themselves at all times with integrity and in full compliance with the laws, regulations, and policies applicable to them. Who we choose to do business with speaks as much to our compliance efforts as how we conduct ourselves as a company. Political activities/contributions We encourage our employees to be informed participants in civic activities on their own time, outside of the office, but will not pay or reimburse employees for time or expenses devoted to such activities. We are aware that federal and state laws restrict the use of corporate resources in elections, and seek to inform our employees about these restrictions. As a result, we do not give company funds to political campaigns, nor do we authorize the use of company resources (including facilities, equipment, and materials) to support any political activities. We can be politically active, but must do so as individuals, on our own time, outside of the office. Political activities by a corporation are highly regulated. We comply with campaign finance laws and regulations and prohibit improper political activities by GTSI employees, and others acting on GTSI’s behalf, on and off GTSI property. We do not apply pressure on other employees that infringes on their right to decide whether, to whom, and in what amount a personal political contribution is to be made. We do not use GTSI facilities, telephones, computers, faxes, or copy machines for political campaigning, fund raising, or partisan political purposes. We always comply with these restrictions, when acting on GTSI’s behalf, even when we are outside the United States. As employees of GTSI, we are responsible for understanding and complying with this policy, and ensuring that our direct reports do the same. We should direct any applicable questions to the Legal Department. Insider trading Because GTSI is a publicly traded company on the NASDAQ, we must comply with the Securities Regulations promulgated by the U.S. Securities and Exchange Commission regarding Insider Trading and Tipping. “Insiders” are company employees, executives, and/or officials who have access to confidential information that would provide them with an advantage in buying, selling, or otherwise trading company stock and/or securities. We set strict standards for dealing with material, non-public information concerning GTSI. We never buy, sell, or trade stock based on confidential information obtained through our position in the company, nor do we advise others to do so. We do not buy, sell, or trade during certain “blackout” periods. We always follow GTSI’s Policy on Insider Trading and Tipping, which is available on the Intranet, and contact GTSI’s Legal Department when we have any questions on what is, and what is not, allowed. GTSI Corp. • Code of Business Ethics & Conduct 21

Acknowledgement of Receipt I have read and discussed with my supervisor GTSI’s Code of Ethics and Business Conduct, and I understand and will comply with the policies and principles set forth therein. Signature Name Company (if other than GTSI) Date

At GTSI we have One Mission. Yours.

GTSI Corp. is the first information technology solutions provider offering a total Technology Lifecycle Management (TLM) approach to technology-based infrastructure solutions delivered through industry-leading professional and financial services. TLM allows government agencies to implement solutions of national significance faster and more cost-effectively and to more easily manage technology from acquisition to refresh to disposal. GTSI brings world renown partners together with its staff of engineers and certified professionals to tailor and implement repeatable infrastructure solutions — from simple to complex — to meet current and future requirements. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. ©2009 GTSI Corp. All rights reserved. GTSI and GTSI.com are registered trademarks of GTSI Corp. in the United States and other countries. U.S. Citizenship required for most positions. GTSI is an equal opportunity employer. (MAR2008) Key Contacts Contract Request Contractrequest@gtsi.com General Counsel Legal@gtsi.com (703) 502-2645 Corporate Controller Financecompliance@gtsi.com (703) 463-5170 Vice President, Human Resources HRcompliance@gtsi.com (703) 502-2086